 Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

FOR:	MDC Partners Inc.
375 Hudson Street, 8th Floor
New York, NY 10014

45 Hazelton Avenue
Toronto, Ontario M5R 2E3

CONTACTS:	Donna Granato
Director, Finance & Investor Relations
212-463-3644 / 416-960-9000
dgranato@mdc-partners.com

MDC APPOINTS STEVEN BERNS PRESIDENT, CHIEF FINANCIAL OFFICER AND DIRECTOR OF THE CORPORATION

New York, New York (November 7, 2005) – Miles S. Nadal, Chairman and CEO of MDC Partners, announced today the appointment of Steven Berns to the position of President, Chief Financial Officer, and his appointment as a member of the Board of Directors of the Corporation, effective immediately. Mr. Berns joined MDC Partners in August 2004 and has served as Vice Chairman and Executive Vice President of the Corporation since that time. In his new role, Mr. Berns will work more closely with MDC Partners’ operating businesses, and will also continue to be responsible for overseeing MDC Partners’ financial management and corporate development teams. Mr. Berns assumes the role of President from Mr. Nadal who, as Chairman and CEO, will continue to focus on strategy, partner development and mergers and acquisition activity.

Mr. Nadal stated, “Steven’s leadership and dedication to the company over the last 12 months has been outstanding. His knowledge of the industry and experience and success in working with our management team is reflected in this promotion.”

Mr. Berns joined MDC Partners from Interpublic Group, where he served as Senior Vice President and Treasurer for five years. Prior to working at Interpublic, Mr. Berns was Senior Vice President and Treasurer of Revlon, Inc. His career also includes experience at Paramount Communications and Deloitte & Touche. Mr. Berns is a Certified Public Accountant, has an MBA from NYU’s Stern School of Business and a BS from Lehigh University.

About MDC Partners Inc.

MDC Partners is a leading provider of marketing communications services, and secure transaction products and services, to clients in the United States, Canada, Australia and the United Kingdom. Through its partnership of entrepreneurial firms, its Marketing Communications Group provides advertising, specialized communication and consulting services to leading brands. The Secure Products Group provides security products and services in three primary areas including electronic transaction products, secure ticketing products and stamps. MDC Partners Class A shares are publicly traded on the NASDAQ under the symbol “MDCA” and on the Toronto Stock Exchange under the symbol “MDZ.SV.A”.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties which may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements. Such factors include, among other things, the Company’s financial performance; changes in the competitive environment; adverse changes in the economy; ability to maintain long-term relationships with customers; financing requirements; risks arising from material weaknesses in internal control over financial reporting; and other factors set forth in the Company’s Form 10-K for its fiscal year ended December 31, 2004 and subsequent SEC filings.